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                                  EXHIBIT 10.1A

                       COMMERCIAL PROPERTY LEASE AGREEMENT


THIS LEASE, between Harry Dudley HEREAFTER designated as Owner, And Tehama Bank HEREAFTER designated as Tenant is executed in duplicate and is made and effective as of August 1, 1999.

IT IS AGREED between the parties hereto as follows:

1. DESCRIPTION OF PREMISES: The Owner hereby leases to Tenant and Tenant leases from Owner the following two premises: (1) premises located at 333 Main Street, in the city of Red Bluff, county of Tehama, State of California, and (2) lot located on Washington Street, between Sycamore St. and Ash St., in the city of Red Bluff, county of Tehama, State of California, further described on legal description attached. Each of these properties are further described on the attached legal descriptions (Attachment A).

2. TERM: The term of this lease shall be for an initial period of five (5) years, commencing on August 1, 1999, with four successive five year Extension Option Periods. Landlord shall deliver possession of the premises to Tenant by August 1, 1999. Any Tenant improvements necessary to prepare premise number one for use as a bank facility are the responsibility of Tenant and shall be constructed in accordance with paragraph 8 of this lease. Any improvements, and their costs, necessary to prepare premise number two above to be used as a parking facility are the responsibility of the Owner. Options to extend the initial terms of this lease must be exercised at least ninety days prior to the expiration of any lease period.

3.   LEASE PAYMENTS:  Tenant will pay Owner as follows:

     PREMISE #1:  $2,900.00 per month for the first twelve months, commencing on the first date that Tenant makes premises open to the public for Bank Business, with the lease payment for the first month pro-rated from the date of opening to the end of the month. Monthly lease payment for each successive twelve month period of this lease, in years two through ten (this period encompasses the initial period and the first Extension Option Period) shall be increased by 2% of the amount of the preceding period. Monthly lease payment in years eleven through twenty-five (Extension Option Periods two, three and four) shall be negotiated each time the lease is extended.

     PREMISE #2:  $575.00 per month for the first twelve months, commencing on the first date that Tenant makes premises open to the public for Bank Business, with the lease payment for the first month pro-rated from the date of opening to the end of the month. Monthly lease payment for each successive twelve month period of this lease, in years two through ten (this period encompasses the initial period and the first Extension Option Period) shall be increased by 2% of the amount of the preceding period. Monthly lease payment in years eleven through twenty-five (Extension Option Periods two, three and four) shall be negotiated each time the lease is extended.

         All rents shall be paid to Owner pursuant to the instructions set forth in attachment B.

4. USE: The premises are to be used for the operation of a Branch Banking Office (premise #1), a parking facility (premise #2) and any other legally permitted uses incidental thereto.

Tenant shall not vacate premises and subsequently assign or sublet premises without the written consent of the Owner. Such consent shall not be unreasonably withheld, delayed or conditioned. No consent shall be required for any assignment to an affiliated entity (parent, subsidiary or other affiliate) or to a successor entity (by stock or asset purchase or by merger). No consent shall be required for the Bank to permit concurrent use of part of the premises by any business acceptable to Tenant and compatible with Tenant's business. Any assignment or subletting subject to Owner's consent, without such consent, shall be void and, at the option of the Owner, may terminate this lease.

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5.   REPAIRS AND MAINTENANCE: Tenant shall at all times maintain both of the premises in a clean, neat, and orderly condition.

Tenant shall keep and maintain each of the premises, including but not limited to, the exterior entry and exit doors, cooling and heating units, plumbing, plate glass and glazing, in good order, condition, and repair and in compliance with all laws and regulations applicable thereto, during the term of this lease.

Tenant shall pay for all utilities, licenses, permits, fees, and services supplied to the premises in connection with the operation of the business Tenant is conducting on these premises.

Tenant shall keep and maintain the roof, exterior walls, and all underground plumbing in good repair.

6. INDEMNIFICATION OF OWNER: Tenant agrees to protect, indemnify, and save Owner harmless from and against any and all liability to third parties resulting from Tenant occupation and the use of the premises. Specifically including, without limitation, any claim, liability, loss or damage arising out of the death or injury to a person, work performed on the premises, and the Tenant's failure to perform any duty. Tenant also agrees the indemnity includes the cost of defense, attorney fees and court costs. Any damages, claims or liability arising from the negligent or willful act or omission of Owner or its agents, employees, contractors or invitees are excluded from the indemnity.

7. INSURANCE: Tenant agrees to obtain liability insurance and keep said policy or policies in force at all times during the term of the lease. Tenant shall request insurer that Owner be placed on policy as additional insured. The liability under such insurance shall not be less than $1,000,000.00.

Tenant agrees to obtain fire insurance on building, fixtures, equipment, inventory of at least 80% of the insurable value and keep said policy in force at all times during term of this lease. Tenant shall request insurer that Owner be placed on the policy as a loss payee.

Tenant agrees to obtain and keep in force worker's compensation insurance required by the laws of the State of California.

8. ALTERATIONS AND IMPROVEMENTS: Tenant shall be allowed to make non-structural alterations, as it sees necessary to conduct its normal course of business. Tenant agrees to remove improvements and restore premises to original condition at the end of the Lease term unless Owner's written approval of improvements is, or was previously, obtained. Ownership rights of any alterations or improvements shall remain with Tenant.

Tenant shall keep the premises and the property in the premises free and clear of any liens arising out of work performed, materials furnished, or any obligation incurred by Tenant, and shall indemnify Owner and the premises and improvements placed thereon from all claims, liens, demands, charges, encumbrances, or litigation, and shall reimburse Owner for all loss, damage, and expense, including attorney's fees, which Owner may suffer.

9. REMOVAL OF TRADE FIXTURES OF TENANT AT END OF TERM: Upon condition that Tenant is in full and complete compliance with all provisions of this lease, Tenant may remove all unattached moveable items belonging to Tenant. If certain fixtures, alterations or improvements have occurred or been allowed per paragraph 8, they may be removed if Tenant returns the premises to as good a condition as existed before installation of same. Should damage occur to the building due to such removal, Tenant agrees to repair said damage at its own expense.

10. ACCEPTANCE OF PREMISES AS IS - SURRENDER AT END OF TERM: By entry hereunder, Tenant accepts the premises as being in good and sanitary condition and repair. Tenant agrees on the last day of said term or sooner termination of this lease, to surrender unto Owner the premises in the same condition as when received, reasonable use and wear, acts of God or damage beyond the control of Tenant excepted. Tenant also agrees to remove all signs relating to the Tenant.

11. CONDEMNATION: In the event of any assertion or claim by any governmental entity against all or part of the premises, by way of condemnation or eminent domain, the Tenant shall have the right to terminate the lease if it deems that the claim adversely affects its ability to continue to conduct its business at that location. Should the Tenant exercise its right to terminate the lease and vacate the premises, any condemnation award would belong to the Owner. Should the Tenant not exercise its right to terminate the lease and vacate the premises, any condemnation award received would be made available by the Owner to alter or improve the premises, or access to the premises, to correct any deficiency that is a result of the condemnation/eminent domain action.

12. TAXES: Payment of property taxes on all premises is the responsibility of the Tenant. The Owner is responsible for forwarding the property tax bill in a timely manner to the Tenant.

13. WAIVER OF SUBROGATION: Owner and Tenant waive, for themselves and their insurers, any claims they may have against each other to the extent that the claims are covered by insurance.

14. DEFAULTS/REMEDIES: Tenant shall not be considered in default of any of the terms or obligations of this lease unless it fails to pay or perform within seven days after written notice of monetary default is received from Owner or it fails to pay or perform within thirty days after written notice of non-monetary default is received from Owner.

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15.  COVENANT OF QUIET ENJOYMENT: Owner agrees not to disturb Tenant's rights in the premises so long as Tenant performs and observes its obligations under the lease.

16. FORCE MAJEURE: Tenant shall be excused from any failure to perform its obligations if and so long as the failure is due to circumstances beyond its reasonable control.

17. BINDING ON SUCCESSORS. The covenants and conditions herein contained shall, subject to the provisions as to assignment, inure to the benefit of and be binding on the heirs, successors, executors, administrators and assigns of all parties hereto.

18. ENTIRE AGREEMENT: Owner and Tenant agree that there are no other documents, agreements or understandings that define the nature of their relationship, and that this lease agreement comprises the entire agreement between the parties.

19. ATTORNEY FEES: Should any issue or dispute relative to this lease result in litigation, the prevailing party in such litigation shall be entitled to reimbursement of all attorney fees as a result of that litigation.

20. AMENDMENTS TO BE IN WRITING: This lease may be modified or amended only by a writing duly authorized and executed by both Owner and Tenant. It may not be amended or modified by oral agreement or understanding between parties unless the same shall be reduced to writing duly authorized and executed by both Tenant and Owner.

21. TENANT TERMINATION: Should Tenant wish to terminate this lease earlier than the years agreed upon, Owner will release Tenant from its obligations provided Tenant pays in US funds the equivalent of six months rent.

22. HOLDING OVER: Any holding over after the expiration of the term, with the consent of Owner, shall be construed to be tenancy from month to month, at the same rent Tenant was paying during the immediately preceding lease term, and shall be on the same terms and conditions herein specified, so far as applicable.



EXECUTED AT RED BLUFF, CALIFORNIA ON SEPTEMBER 22, 1999.


OWNER:                                           TENANT:  TEHAMA BANK

BY:        /S/ HARRY DUDLEY                      BY:   ./S/ WILLIAM P. ELLISON
     ----------------------------                -------------------------------
         Harry Dudley                                  William P. Ellison
         Owner                                         CEO, Tehama Bank
                                                       Tenant

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